Exhibit 10.3
TERMINATION AGREEMENT
This Termination Agreement (this “Agreement”), is made as of 13th day of November, 2022 (“Effective Date”), by and among Opiant Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and SWK Funding LLC (the “Purchaser”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Seller and the Purchaser are parties to the Purchase and Sale Agreement, dated as of December 13, 2016 (as from time to time amended, the “Purchase Agreement”) in which Seller has sold certain royalty rights to Purchaser in relation to products under the License Agreement (as defined in the Purchase Agreement);
WHEREAS, Emergent BioSolutions Inc. (“EBSI”), a Delaware corporation and party to the License Agreement, completed the acquisition of Adapt on October 15, 2018, and changed the name of Adapt to Emergent Operations Ireland Limited on September 9, 2020;
WHEREAS, the Seller and EBSI, on behalf of itself and Emergent Operations Ireland Limited, have agreed to a one-time lump sum payment settlement and buy-out as set forth in the Amended and Restated License and Settlement Agreement between Seller and EBSI, dated as of the date of execution of this Agreement (the “Amended and Restated License and Settlement Agreement”), pursuant to which Purchaser shall receive a portion of the lump sum payment; and
WHEREAS, in view of the Amended and Restated License and Settlement Agreement and the payment due Purchaser under it, the Seller and Purchaser mutually desire to terminate the Purchase Agreement with no ongoing obligations of either party thereafter.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Termination of Purchase Agreement.
Subject to the payment set forth in Section 2 below, the Seller and the Purchaser hereby terminate the Purchase Agreement and their respective rights, benefits and burdens thereunder.
2.Payment.
Within five (5) business days of execution of the Amended and Restated License and Settlement Agreement, Seller will cause EBSI to pay, pursuant to the Amended and Restated License and Settlement Agreement, to Purchaser ten percent (10%) of the One-Time Payment (as defined in the Amended and Restated License and Settlement Agreement) via wire transfer pursuant to the wire instructions already provided to EBS. In the event that the Purchaser’s portion of the One-Time Payment is not paid within such five (5) business day period, any interest owed by EBSI on such portion of the One-Time Payment shall belong to Purchaser.
3.Mutual Release.
In consideration for each Party’s execution and delivery of this Agreement, its promises, covenants, and agreements set forth herein and its performance in accordance with its terms, and subject to the payment set forth in Section 2 above, each Party, on behalf of itself and on behalf of its current and former parents, subsidiaries and other affiliates; its and their respective current and former partners, associates, shareholders, members, directors, officers, associates, employees, managers (including board managers), agents, attorneys (including inside and outside counsel), representatives, joint venturers, divisions and insurers; and the parents, trustees, beneficiaries, predecessors, successors and assigns of any of them, and any other Person that claims, might claim by, through, under, on behalf of or for the benefit of any of the foregoing hereby fully, finally, and unconditionally releases and forever discharges the other Party and each of its current and former parents, subsidiaries and other affiliates; its and their respective current and former partners, associates, shareholders, members, directors, officers, associates, employees, managers (including board managers), agents, attorneys (including inside and outside counsel), representatives, joint venturers, divisions and insurers; and the parents, trustees, beneficiaries, predecessors, successors and assigns of any of them from any and all accrued or potential complaints, claims/counterclaims, demands, liabilities, obligations, promises, agreements, controversies, actions, causes of action, suits, rights, damages, costs, losses, debts, charges, and expenses (including attorneys’ fees and disbursements of counsel and other professionals) of any and every nature whatsoever, whether in law or in equity, whether filed or potentially filed in court, arbitration or before some other tribunal, or with any professional or government agency, office, commission, bureau, board, association, or other entity or group, whether arising under the law of contract, tort, statutory breach or any other legal right or duty and whether they be directly, indirectly, nominally or beneficially possessed or claimed by any of them that any of them has had, now has, or hereafter can, will, or may have against any of the parties released hereby from the beginning of the world through the Effective Date arising out of or relating in any way to the Purchase Agreement.
4.Miscellaneous.
(a)This Agreement and the documents referenced herein or therein constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties except as specifically set forth herein.
(b)This Agreement shall inure to the benefit of and bind the respective successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that the Agreement be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.
(c)This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.
(d)If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.
(e)Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
OPIANT PHARMACEUTICALS, INC.
By:    /s/ David O’Toole
Name: David O’Toole
Title:    Chief Financial Officer

SWK FUNDING LLC
By: SWK Holdings Corporation
Its: Sole Manager
By:    /s/ Jody Staggs
Name: Jody Staggs
Title:    Principal
[Signature Page to Termination Agreement]